Exhibit 23-1

INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Registration Statement of Public Service Enterprise Group Incorporated (the "Company") on Form S-3 of our report dated February 15, 2002, (except for Notes 1, 2, 3, 6, 8, 9, 12, 15, and 16, as to which the date is November 22, 2002), appearing in the Current Report on Form 8-K of the Company dated November 22, 2002 and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.

DELOITTE & TOUCHE LLP
Parsippany, New Jersey
November 22, 2002